Exhibit 99.1

TICC Declares Special Dividend of $0.12 per Share

GREENWICH, CT – 12/20/2006 – Technology Investment Capital Corp. (NASDAQ: TICC) announced today that it has declared a special dividend of $0.12 per share payable on January 17, 2007 to shareholders of record as of December 29, 2006. With this special dividend, total stockholder distributions for 2006 will be $1.38 per share, compared to total stockholder distributions of $1.01 per share for 2005 and $0.43 per share for 2004.

The special dividend is payable as follows:

Record Date:	December 29, 2006

Payable Date:	January 17, 2007

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.